EXHIBIT 10.2
BANCO BILBAO VIZCAYA ARGENTARIA, SA.
C / REAL 73.
28700. MADRID
Dear Sir.
We hereby declare that we are aware of the agreement that you intend to enter into, as of June 29 2007, with LABORATORIOS BELMAC S.A., as well as its terms and conditions, to which we agree.
Likewise, considering that our presence as a shareholder is a prior condition for the granting of the said credits, we confirm that we currently hold a stake of 100 % in the capital of LABORATORIOS BELMAC S.A. and that we have no intention of selling or reducing our holding during the term of the aforesaid agreement.
Nevertheless, if, despite the aforesaid, there were a sale or a reduction in our company’s stake, we shall give you advance notice of the same, and, should such sale or reduction result in our no longer being the majority shareholder in LABORATORIOS BELMAC S.A., i.e. should it take our holding below 51% of capital stock, it will not take place without LABORATORIOS BELMAC S.A. first discharging its obligations to you arising from the agreement(s) referred to in the first paragraph, or reaching an accommodation with you concerning guarantees.
We would also like to inform you that LABORATORIOS BELMAC S.A. is in a position to meet as normal the liabilities deriving from the already mentioned contract, and we are irrevocably committed to providing the borrower with the financial, technical or other resources necessary to ensure that the said liabilities are punctually met as normal and on their respective due dates.
The guarantee thus established is entirely autonomous and independent of any other that may exist or may be granted in the future, and expressly declares the joint and several liability of this guarantee with both the borrower as well as with third parties that assume a similar commitment to the liabilities agreed in the loan agreement.
Yours sincerely,

/s/ Richard P. Lindsay Richard P. Lindsay
CFO
Bentley Pharmaceuticals Inc